Exhibit 99.1

Conference call:	Today, March 12, 2009 at 4:30 P.M. EST
Webcast / Replay URL:	www.wave.com/news/webcasts
Dial-in numbers:	212-231-2903 or 415-226-5354

Wave’s Q4 and Full Year Net Revenues Rose 75% to $3.3 million and 40% to $8.8 Million — Each Record Levels

2008 Billings Rose 62%, Surpassing $10 Million

Total Shipments of Wave Bundled Software Exceed 44 Million units at Year-end 2008; Industry Shipments of Trusted Platform Module (TPM)-Equipped PCs are Now in Excess of 300 Million

Lee, MA — March 12, 2009 - Wave Systems Corp. (NASDAQ: WAVX) a leading developer of PC security software and services, today reported results for the fourth quarter (Q4) and year ended December 31, 2008 and reviewed recent corporate progress and developments.  Wave’s Q4 2008 net revenues rose 75% to $3,291,000, compared with Q4 2007 net revenues of $1,875,000, reflecting increased software royalties, as well as growth in software license upgrades.  For the full year 2008, net revenues grew 40% to $8,810,000, compared to 2007 net revenues of $6,307,000.

Reflecting continued increases in Wave’s software license activity, Q4 2008 billings, a non-GAAP measure of demand which reflects shipments and license upgrade contracts signed during the period but which may be recognized over future periods, rose 121% to $3,724,000 versus Q4 2007 billings of $1,686,000, and rose 62% versus Q3 2008 billings of $2,297,000.  For the full year 2008, billings grew 62% to $10,005,000, compared to 2007 billings of $6,192,000.

As disclosed in prior quarters, Wave’s software license upgrade sales are recorded as deferred revenue and recognized generally over a 365-day period.  As a result of this treatment and the additional growth in Wave’s license upgrades during Q4 2008 (net of revenue recognized), deferred revenue increased 41% or $433,000 to $1,484,000 at December 31, 2008, compared with the deferred revenue of $1,051,000 at September 30, 2008.  For the full year of 2008, deferred revenue grew over 400% to $1,484,000 from deferred revenue of $289,000 at December 31, 2007.

As a result of expense-reduction programs initiated during the quarter, Wave’s Q4 2008 operating expenses (including cost of sales) decreased to $6,560,000 versus Q4 2007 operating expenses of $7,230,000 and Q3 2008 operating expenses of $7,433,000.

For Q4 2008, Wave reported a net loss of $3,295, 000, compared with a Q4 2007 net loss of $5,288,000, and a Q3 2008 net loss of $5,605,000.  Wave’s Q4 2008 net loss attributable to common stockholders after accounting for the accretion of  a non-cash beneficial conversion feature on the Series J and Series K convertible preferred stock issuances during the quarter was $3,952,000, or $0.07 per basic and diluted share, compared with a Q4 2007 net loss attributable to common stockholders of $5,288,000, or $0.11 per basic and diluted share, and a Q3 2008 net loss attributable to common stockholders of $5,605,000, or $0.10 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in the fourth quarters of 2008 and 2007 of 58,708,000 and 49,699,000, respectively, and 57,896,000 for Q3 2008.

For the full year 2008, Wave reported a net loss of $20,549,000, compared with a 2007 net loss of $19,952,000.  Net loss attributable to common stockholders after accounting for the accretion of a non-cash beneficial conversion feature on the Series J and Series K convertible preferred stock issuances in Q4 2008 was $21,206,000 for 2008, or $0.38 per basic and diluted share, compared with a 2007 net loss attributable to common stockholders of $19,952,000, or $0.43 per basic and diluted share.  Per-share figures are based on a weighted average number of basic shares outstanding in 2008 and 2007 of 55,379,000 and 46,661,000, respectively.

As of December 31, 2008, Wave had total assets of $3,429,774.

Steven Sprague, Wave’s President and CEO, commented,

“2008 was a year of steady progress, increased revenues and important milestones for Wave, including the shipping of the 44 millionth copy of our EMBASSY Trust Suite (ETS) software in December. We also continued to make great strides in delivering an easy-to-use, easy-to-manage security capability for Dell laptops and desktops.  In August, Dell launched its new E-series family of notebook and workstation PCs, replacing Dell’s D-series line.  Dell made security a top priority with the E-Series, creating a new interface called Dell Control Point with advanced security capabilities including support for contact and contactless smart cards and integrated biometrics for user authentication in the preboot mode.

“In other partner news, in Q4 Wave signed a distribution agreement with Acer, the third-largest PC OEM in the world and an important industry player in the Asia Pacific region.  Acer began shipping ETS on its Veriton line of business-class desktops in December.”

“Wave also played an important role in the industry’s debut of new full disk encryption (FDE) drives from the leading FDE drive manufacturers,” Sprague continued.  “In Q4, we announced support for Fujitsu’s new FDE drives and for Seagate’s next-generation of higher capacity, faster 7200 FDE drives.  Industry awareness of these drives increased further last month when the Trusted Computing Group published its much-anticipated Opal storage security standard.  The Opal standard is a significant step in removing barriers for businesses interested in deploying FDEs, enabling them to begin buying and using drives today, even in mixed environments.  Wave takes pride in the fact that our software is the only lifecycle management solution compatible with all FDE drives on the market today, as well as Opal-compliant drives in development.  Full disk encryption is now a simple security option that we believe new PC buyers should require.  It provides seamless, automatic factory-installed protection of your PC data.

“We have also continued to make progress on our sales of enterprise server products that enable companies to manage their trusted devices.  While we are making advances, the rate of adoption by IT departments continues to be challenging.  Hardware security as part of the PC can provide any enterprise with significant benefits.  Our objective is to be well positioned as market adoption of trusted device management technology continues to grow.  We are also seeing growing interest at the federal government level to leverage TPMs and FDE hard drives to secure the government networks.

“Lastly, like many businesses trying to adapt to the global economic downturn, Wave found it necessary to begin a series of cost-cutting measures,” Sprague added.  “After successfully supporting NBC Universal’s online distribution of the Beijing Olympics, we elected to suspend the TVTonic consumer media service and to explore opportunities to sell or license the technology.  Between these reductions in staff, substantially reducing business travel and cutting other overhead expenses, Wave made significant progress in reducing its expense rate.  As a result of these measures, which are continuing into 2009, Q4 2008 operating expenses (including cost of sales) decreased to approximately $6.6 million from $7.4 million in Q3 2008.  With these and other ongoing expense reductions, we believe operating expenses per quarter will continue to decrease toward a range of $5.6 to $5.9 million.

“Despite taking these hard steps to reduce costs and continued concern over the global economic landscape, we’re encouraged by the strong partnerships we have built with Dell, Acer, Intel and the world’s leading drive vendors.  We are working to continue to capitalize on opportunities in 2009 and beyond, including opportunities presented by the broad installed base of trusted computing hardware and our EMBASSY Trust Suite.”

AUDITOR’S OPINION LETTER DISCLOSURE

Pursuant to Rule 4350 of the FINRA Marketplace Rules, Wave is announcing, as it has done the past four years at this time, that its auditors’ opinion letter which will be contained in Wave’s Form-10-K for the year ended December 31, 2008 raises substantial doubt about Wave’s ability to continue as a going concern given its recurring losses from operations, working capital position and its accumulated deficit.

SUMMARY OF RECENT PROGRESS/DEVELOPMENTS:

•                  Wave Systems Corp. Awarded $750,000 Contract by DoD Agency. In January 2009, Wave filed an 8-K announcing that it will provide consulting services in connection with a study to evaluate the implementation of trusted computing solutions for an agency of the U.S. Department of Defense. The term of the project is expected to be six months.

•                  Wave Supports New Hardware Encryptions Industry Standard. Also in January 2009, the first public version of the Trusted Computing Group’s Opal security subsystem storage specification was announced, giving vendors a “blueprint” for developing self-encrypting drives that secure data.  Wave announced its support for the specification which will enable stronger data protection and help organizations comply with increasingly tough regulations aimed at preventing a data breach. Wave has developed or is working on Opal-compliant FDE solutions with Fujitsu, Toshiba and Hitachi, and Wave’s FDE solution is currently shipping with Seagate DriveTrust™ technology.

•                  Wave Increases Royalties through Amended OEM Software License Agreement.

Under a new arrangement with Wave’s largest OEM Customer, disclosed in an 8-K filing in December, the per-unit royalties that Wave receives for each OEM PC model shipping with Wave’s EMBASSY Trust Suite (ETS) software were increased by at least 100%, retroactive to November 1, 2008, and apply to all of that OEM’s PCs shipped with Wave’s software on or after that date.  As noted in the related 8-K, these royalty increases may be cancelled prospectively by the OEM at any time on 30 days written and the contract does not provide for guaranteed minimum royalties or shipped quantities of units containing our software.

•                  Fujitsu and Wave Systems Debut FDE Solution. Fujitsu Computer Products of America, Inc. showcased its full disk encryption hard disk drive at the Network World IT Roadmap Conference & Expo in San Francisco. The 2.5-inch HDD is the first technology in the world that will meet the Opal Security Subsystem Class (SSC) specification. Wave’s management software provides system administrators with capabilities including remote configuration, lost password recovery and separation of administrative and user roles.

About Wave Systems Corp.

Wave provides software to help solve critical enterprise PC security challenges such as strong authentication, data protection, network access control and the management of these enterprise functions.  Wave is a pioneer in hardware-based PC security and a founding member of the Trusted Computing Group (TCG), a consortium of nearly 140 PC industry leaders that forged open standards for hardware security.  Wave’s EMBASSY® line of client- and server-side software leverages and manages the security functions of the TCG’s industry-standard hardware security chip, the Trusted Platform Module (TPM).  TPMs are included on well over 300 million PCs and are standard equipment on an increasing number of enterprise-class PCs shipping today.  Using TPMs and Wave software, enterprises can substantially and cost-effectively strengthen their current security solutions.  For more information about Wave and its solutions, visit http://www.wave.com.

Safe Harbor for Forward-Looking Statements

Under the Private Securities Litigation Reform Act of 1995.  This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.

All brands are the property of their respective owners.

Contact:

Gerard T. Feeney, CFO

Wave Systems Corp.

413-243-1600

info@wavesys.com

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Net revenues:
Licensing	3,248,746	1,869,672	8,691,576	6,223,487
Services	41,990	5,647	118,239	83,473
Total net revenues	$3,290,736	$1,875,319	$8,809,815	$6,306,960
Operating expenses:
Cost of sales - licensing	169,207	223,006	736,429	781,675
Cost of sales - services	30,955	8,902	87,752	30,295
Selling, general, and administrative	3,785,985	4,127,595	16,375,372	15,222,896
Research and development	2,126,563	2,870,625	11,702,776	10,557,937
Write-off of impaired assets	447,128	—	447,128	—
Total operating expenses	6,559,838	7,230,128	29,349,457	26,592,803
Operating loss	(3,269,102)	(5,354,809)	(20,539,642)	(20,285,843)
Net interest income (expense)	(25,437)	67,252	(9,572)	334,292
Net loss	(3,294,539)	(5,287,557)	(20,549,214)	(19,951,551)
Accretion of non-cash beneficial conversion feature on Series J and Series K Preferred Stock	(657,000)	—	(657,000)	—
Net loss attributable to common stockholders	(3,951,539)	(5,287,557)	(21,206,214)	(19,951,551)
Loss per common share — basic and diluted	$(0.07)	$(0.11)	$(0.38)	$(0.43)
Weighted average number of common shares outstanding during the period	58,707,897	49,699,460	55,379,118	46,660,794

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Supplemental Schedule

(Unaudited)

	Three months ended		Twelve months ended
	12/31/08	12/31/07	12/31/08	12/31/07
Total net revenues	$3,290,736	$1,875,319	$8,809,815	$6,306,960
Increase (decrease) in deferred revenue	433,484	(188,827)	1,195,019	(115,034)

Total billings (Non-GAAP)	$3,724,220	$1,686,492	$10,004,834	$6,191,926

Non-GAAP Financial Measures:

As supplemental information, we provide a non-GAAP performance measure that we refer to as total billings.  This measure is provided in addition to, but not as a substitute for, GAAP total net revenues.  Total billings means the sum of total net revenues determined in accordance with GAAP, plus the increase or minus the decrease in deferred revenue.  We consider total billings an important measure of our financial performance, as we believe it best represents the continued increase in demand for our software license upgrades.  Total billings is not a measure of financial performance under GAAP and, as calculated by us, may not be consistent with computations of total billings by other companies.

WAVE SYSTEMS CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$951,563	$3,714,030
Accounts receivable, net of allowance for doubtful accounts of $16,364 and $-0- at December 31, 2008 and 2007, respectively	1,701,829	1,165,385
Prepaid expenses	227,967	339,342
Total current assets	2,881,359	5,218,757
Property and equipment, net	408,440	682,512
Other assets	139,975	136,587
Total Assets	3,429,774	6,037,856

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	7,655,834	3,253,320
Current portion of capital lease payable	63,537	—
Deferred revenue	1,484,044	289,025
Total current liabilities	9,203,415	3,542,345
Long-term portion of capital lease payable	245,362	—
Total liabilities	9,448,777	3,542,345

Stockholders’ Equity (Deficit):
8% Series I Convertible Preferred stock, $.01 par value. 220 shares issued and outstanding (liquidation preference of $968,000) in 2008 and -0- in 2007	2	—
Series J Convertible Preferred stock, $.01 par value. 91 shares issued and outstanding (liquidation preference of $364,000) in 2008 and -0- in 2007	1	—
8% Series K Convertible Preferred stock, $.01 par value. 456 shares issued and outstanding (liquidation preference of $1,276,800) in 2008 and -0- in 2007	5	—
Common stock, $.01 par value. Authorized 150,000,000 shares as Class A; 58,877,968 shares issued and outstanding in 2008 and 49,744,327 in 2007	588,780	497,443
Common stock, $.01 par value. Authorized 13,000,000 shares as Class B; 38,232 shares issued and outstanding in 2008 and 2007	382	382
Capital in excess of par value	338,081,691	325,481,336
Accumulated deficit	(344,689,864)	(323,483,650)
Total Stockholders’ Equity (Deficit)	(6,019,003)	2,495,511
Total Liabilities and Stockholders’ Equity (Deficit)	$3,429,774	$6,037,856

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